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                                                                     EXHIBIT 4.1


                     CERTIFICATE OF DESIGNATION, PREFERENCES
                             AND RIGHTS OF SERIES C
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION


            Integra LifeSciences Holdings Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

      A. Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, as amended (as amended, the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, said Board of Directors, at a meeting held on February 16, 2000, adopted resolutions providing for the designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Corporation's Series C Convertible Preferred Stock, which resolutions are as follows:

            WHEREAS, the Certificate of Incorporation of this Corporation provides for two classes of shares known as Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share; and

            WHEREAS, the Board of Directors of this Corporation is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

            NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series C Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series C Convertible Preferred Stock as follows:

            1. Designation/Ranking. The shares of such series of Preferred Stock shall be designated as "Series C Convertible Preferred Stock" (referred to herein as the "Series C Convertible Preferred Stock"). The Series C Convertible Preferred Stock shall rank on a parity with the Corporation's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Convertible Preferred Stock"), and senior to the Corporation's Common Stock and all other Preferred Stock of the Company, with respect to the payment of distributions on liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.


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            2. Authorized Number. The number of shares constituting the Series C
Convertible Preferred Stock shall be 54,000 shares.

            3. Dividends.

                  (a) The holders of Series C Convertible Preferred Stock shall be entitled to receive, out of funds legally available for such purpose, annual cumulative dividends which shall accrue at the rate of 10% per annum, payable upon the liquidation, dissolution or winding up of the Corporation.

                  (b) Dividends on each share of Series C Convertible Preferred Stock shall be cumulative and shall accrue from the date of issuance of such share of Series C Convertible Preferred Stock. The date on which the Corporation initially issues any share of Series C Convertible Preferred Stock shall be deemed to be its "Issue Date", regardless of the number of times of transfer of such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

                  (c) In addition to the right to receive dividends pursuant to
Section 3(a) above, each holder of a share of Series C Convertible Preferred Stock shall have the right, at any time after the Issue Date, if the Board of Directors of the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets, but excluding any stock split effected as a stock dividend) to holders of shares of Common Stock, to receive, out of funds legally available therefor, a dividend or distribution in an amount equal to the amount of such dividend or distribution receivable by a holder of the number of shares of Common Stock into which such share of Series C Convertible Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series C Convertible Preferred Stock at the same time such dividend or distribution is made to the holders of Common Stock.

            4. Liquidation.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, in which all or substantially all of the consideration, if any, received by the Corporation or its stockholders is in cash, the holders of the shares of Series C Convertible Preferred Stock shall be paid, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series C Convertible Preferred Stock, an amount equal to the greater of (i) $100 per share plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, through the date payment thereof is made available, (the "Redemption Payment") and (ii) the amount that the holders of the Series C Convertible Preferred Stock would receive if they were to convert each share of Series C Convertible


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Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up (such amount payable with respect to one share of Series C Convertible Preferred Stock being sometimes referred to as the "Liquidation Payment" and with respect to all shares of Series C Convertible Preferred Stock being sometimes referred to as the "Liquidation Payments").

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, in which all or substantially all of the consideration, if any, received by the Corporation or its stockholders is in securities, the Corporation shall have the option, at its election, of paying such Liquidation Payments to the holders of the shares of Series C Convertible Preferred Stock in cash or in a preferred security of the successor entity having terms substantially similar to the Series C Convertible Preferred Stock.

                  (c) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed ratably among the holders of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be insufficient to permit payment to (i) the holders of Series B Convertible Preferred Stock of any liquidation payments to which the holders of Series B Convertible Preferred Stock are entitled pursuant to the terms of the Series B Convertible Preferred Stock (the "Series B Liquidation Payments") and (ii) the holders of Series C Convertible Preferred Stock of the Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock. Upon any liquidation, dissolution or winding up of the Corporation, after the holders of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall have been paid in full the Series B Liquidation Payments and Liquidation Payments, respectively, to which they shall be entitled, the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be automatically canceled and the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

                  (d) Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 10 days prior to the payment date stated therein, to the holders of record of Series C Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  (e) For purposes of this paragraph 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (i) the



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Corporation's sale of all or substantially all of its assets or (ii) the merger or consolidation of the Corporation into or with any other corporation, in which all or substantially all of the consideration received by the Corporation or its stockholders in connection with such sale, merger or consolidation is: (x) in cash, or (y) in securities of the acquiring company or an affiliate thereof having a fair market value per share of Common Stock which is lower than the Conversion Price (as defined below) as last adjusted and in effect at the date of such liquidation, dissolution or winding up; provided that a liquidation, dissolution or winding up of the Corporation shall not include a sale, merger or consolidation in which all or substantially all of the consideration received by the Corporation or its stockholders in connection therewith is in securities of the acquiring company or an affiliate thereof having a fair market value per share of Common Stock which is equal to or greater than the Conversion Price as last adjusted and in effect on the date of such liquidation, dissolution or winding up.

                  (f) The Series C Convertible Preferred Stock shall, with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation, rank on a parity with any class or series of capital stock of the Corporation hereafter created which expressly provides that it ranks on a parity with the Series C Convertible Preferred Stock with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation. The Series C Convertible Preferred Stock shall, with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation, rank on a parity with the Series B Convertible Preferred Stock and senior to (i) the Corporation's Series A Convertible Preferred Stock, $.01 par value per share, and (ii) each class or series of capital stock of the Corporation hereafter created which does not expressly provide that it ranks on a parity with or senior to the Series C Convertible Preferred Stock with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation.

            5. Restrictions. At any time when shares of Series C Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation's Certificate of Incorporation, and in addition to any other vote required by law or the Corporation's Certificate of Incorporation, the Corporation will not:

                  (a) without the approval of the holders of at least 66 _% of the then outstanding shares of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class and separately from the Common Stock, create, issue or authorize the creation or issuance of any additional class or series of shares of stock unless the same ranks junior to the Series C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of any additional class or


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series of shares of stock unless the same ranks junior to the Series C
Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create, issue (other than to the holder of any shares of Series C Convertible Preferred Stock) or authorize the creation or issuance of any obligation or security convertible into shares of Series C Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, issuance, authorization or increase shall be by means of amendment to the Corporation's Certificate of Incorporation or by merger, consolidation or otherwise; or

                  (b) without the approval of the holders of at least 66 _% of the then outstanding shares of Series C Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, increase the authorized amount of the Series C Convertible Preferred Stock or effect any transaction or other action that would adversely affect the rights, preferences, powers (including, without limitation, voting powers) and privileges of the Series C Preferred Stock; provided that a merger or sale of substantially all of the Corporation's assets in which all or substantially all of the consideration is stock of the acquiring company or an affiliate thereof shall not require the consent or vote of the holders of Series C Convertible Preferred Stock separately as a series.

            6. Conversions. The holders of shares of Series C Convertible Preferred Stock shall have the following conversion rights:

                  (a) Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series C Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares (or fractions thereof) of Series C Convertible Preferred Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the business day immediately preceding the date fixed for payment of the amount distributable on the Series C Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series C Convertible Preferred Stock so to be converted by $100 and (ii) dividing the result by the conversion price of $9.00 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series C Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its


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principal office (or such other office or agency of the Corporation as the
Corporation may designate by notice in writing to the holders of the Series C Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  (b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6(a) and surrender of the certificate or certificates for the share or shares of Series C Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (c) Fractional Shares; Partial Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series C Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. If the number of shares of Series C Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares (or fractions thereof) of Series C Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

                  (d) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the


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Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  (e) Reorganization, Recapitalization or Reclassification. If any capital reorganization, recapitalization or reclassification of the capital stock of the Corporation (other than a merger or consolidation of the Corporation in which the Corporation is the surviving corporation and which does not result in a reclassification or change of outstanding shares of Common Stock or a merger or consolidation which is deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to paragraph 4) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, recapitalization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series C Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  (f) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series C Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  (g) Other Notice. In case at any time:

                        (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;


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                        (2) the Corporation shall offer for subscription pro
      rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                        (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                        (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series C Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation,
(i) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

                  (h) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the conversion of Series C Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly authorized, validly issued, fully paid and nonassessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the


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Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series C Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

                  (i) No Reissuance of Series C Convertible Preferred Stock. Shares of Series C Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued as shares of Series C Convertible Preferred Stock.

                  (j) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series C Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Convertible Preferred Stock which is being converted.

                  (k) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series C Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series C Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  (l) Definition of "Common Stock." As used in this paragraph 6, the term "Common Stock" shall be deemed to mean (i) the Common Stock, par value $.01, and (ii) the stock of the Corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                  (m) Minimum Adjustment. No reduction of the Conversion Price shall be made if the amount of any such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereof shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.


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            7. Future Issuance of Shares; Preemptive Rights.

                  (a) Offering Notice. Except for (i) capital stock of the Corporation which may be issued to employees, consultants or directors of the Corporation pursuant to a stock incentive plan or other employee benefit arrangement approved by the Board of Directors, (ii) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) capital stock issued as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar non-financing transaction, (iv) capital stock issued in connection with a publicly registered offering, or (v) capital stock issued upon exercise, conversion or exchange of any Preferred Stock, options or warrants, if the Corporation wishes to issue any shares of capital stock or any other securities convertible into or exchangeable for capital stock of the Corporation (collectively, "New Securities") to any Person (the "Subject Purchaser"), then the Corporation shall send written notice (the "New Issuance Notice") to the holders of the Series B Preferred Stock, which New Issuance Notice shall state
(x) the number of New Securities proposed to be issued and (y) the proposed purchase price per share of the New Securities that the Corporation is willing to accept (the "Proposed Price").

                  (b) Preemptive Rights; Exercise.

                        (i) For a period of fifteen (15) days after the giving of the New Issuance Notice as provided in Section 7(a), each holder of the Series B Preferred Stock (each, a "Preemptive Rightholder") shall have the right to purchase up to its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice. Each Preemptive Rightholder shall have the right to purchase up to that percentage of the New Securities determined by dividing (a) a number equal to the number of shares of Common Stock into which the shares of Series C Convertible Preferred Stock then owned by such Preemptive Rightholder are convertible by (b) the total of (i) the number of shares of Common Stock then outstanding and (ii) the number of shares of Common Stock into which all outstanding shares of Preferred Stock are convertible (the "Proportionate Percentage").

                        (ii) The right of each Preemptive Rightholder to purchase the New Securities under subsection (i) above shall be exercisable by delivering written notice of its exercise, prior to the expiration of the 15-day period referred to in subsection (i) above, to the Corporation, which notice shall state the amount of New Securities that the Preemptive Rightholder elects to purchase as provided in Section 7(b)(i). The failure of a Preemptive Rightholder to respond within the 15-day period shall be deemed to be a waiver of the Preemptive Rightholder's rights under Section 7(b)(i); provided that each Preemptive Rightholder may waive its, his or


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her rights under Section 7(b)(i) prior to the expiration of the 15-day period by giving written notice to the Corporation.

                  (c) Closing. The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under Section 7(b) shall be held at the same time and place as the closing of the New Securities subscribed for by the Subject Purchasers (the "Closing"). At the Closing, the Corporation shall deliver certificates representing the New Securities, and the New Securities shall be issued free and clear of all Liens and the Corporation shall so represent and warrant, and further represent and warrant that the New Securities shall be, upon issuance of the New Securities to the Preemptive Rightholders and after payment for the New Securities, duly authorized, validly issued, fully paid and nonassessable by the Corporation. At the Closing, the Preemptive Rightholders purchasing the New Securities shall deliver payment in full in immediately available funds for the New Securities purchased by it, him or her. At the Closing, all of the parties to the transaction shall execute any additional documents that are otherwise necessary or appropriate.

                  (d) Sale to Subject Purchaser. The Corporation may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders as provided in Section 7(b) on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that the sale is bona fide and made pursuant to a contract entered into within four (4) months of the earlier to occur of (i) the waiver by the Preemptive Rightholders of their option to purchase the New Securities as provided in Section 7(b) and (ii) the expiration of the 15-day period referred to in Section 7(b). If such sale is not consummated within such four (4) month period for any reason, then the restrictions provided for in this
Section 7 shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Corporation without again offering the New Securities in accordance with this Section 7. The closing of any issue and purchase contemplated by this Section 7(d) shall be held at the time and place as the parties to the transaction may agree.

            8. Voting Rights. Holders of Series C Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting. Except as otherwise required by law, at any annual or special meeting of the Corporation's stockholders, or in connection with any written consent in lieu of any such meeting, each outstanding share of Series C Convertible Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series C Convertible Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number) on the date for determination of stockholders entitled to vote at the meeting. Except as otherwise required by law, the Series C Convertible Preferred Stock and the Common Stock shall vote together as a single class on each matter submitted to the stockholders, and not by separate class or series.


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            9. Optional Redemption.

                  (a) For the purposes of this paragraph 9 the "Target Market Price" shall mean an amount equal to 2.36 times the Conversion Price as last adjusted and then in effect.

                  (b) If, at any time after March 1, 2002, for a period of not less than thirty (30) consecutive trading days, the average closing price of the Corporation's Common Stock on the principal securities exchange or market on which such shares are then traded has been equal to or greater than the Target Market Price, then the Corporation may, at the option of the Board of Directors of the Corporation, redeem from any source of funds legally available therefor, in whole or in part, in the manner provided herein, any or all whole number of shares of Series C Convertible Preferred Stock at any time outstanding for a cash amount per share to be redeemed equal to the Redemption Payment as defined in paragraph 4 (the "Redemption Price").

                  (c) Notwithstanding the foregoing, at any time and from time to time after March 1, 2004, the Corporation may, at the option of the Board of Directors of the Corporation, redeem from any source of funds legally available therefor, in whole or in part, in the manner provided herein, any or all whole number of shares of Series C Convertible Preferred Stock at any time outstanding for an amount per share to be redeemed equal to the Redemption Price.

            10. Redemption Procedure. At least forty-five (45) days prior to the date fixed for redemption of the Series C Convertible Preferred Stock pursuant to paragraph 9, written notice ("Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Series C Convertible Preferred Stock at its address last shown on the records of the Corporation. The Redemption Notice shall state:

                  (a) whether all or less than all of the outstanding shares of Series C Convertible Preferred Stock are to be redeemed and the total number of shares of Series C Convertible Preferred Stock being redeemed;

                  (b) the number of shares of Series C Convertible Preferred Stock held by the holder that the Corporation intends to redeem;

                  (c) the date of the redemption and the Redemption Price; and

                  (d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his or her certificate or certificates representing shares of Series C Convertible Preferred Stock to be redeemed.


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


            Any failure to mail the notice provided for herein or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares so to be redeemed.

            On or before the date fixed for any redemption of shares, each holder of shares of Series C Convertible Preferred Stock to be redeemed on such date, unless the holder has exercised his right to convert the shares as provided in Section 6, shall surrender the certificate or certificates representing such shares of Series C Convertible Preferred Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            If the Redemption Notice is duly given, and if on or prior to the Redemption Date the Redemption Price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of Series C Convertible Preferred Stock so called for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor.

      B. The recitals and resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate this 21st day of March 2000.



                        INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                        By: /s/ Stuart M. Essig
                            --------------------------------------------------
                            Name:  Stuart M. Essig
                            Title:   President


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